Exhibit 99.1
FOR IMMEDIATE RELEASE

BROCADE CONTACTS
Media Relations	Investor Relations	Bite PR
Michelle Leach	Shirley Stacy	Mat Small
Tel: 408.333.5319	Tel: 408.333.5752	Tel: 415.365.0398
mleach@brocade.com	sstacy@brocade.com	mat.small@bitepr.com
Brocade Announces Termination of Stockholder Rights Plan Effective January 23, 2007
San Jose, Calif. — January 23, 2007 — Brocade Communications Systems, Inc. (Nasdaq: BRCD) today announced that the Company’s stockholder rights plan, commonly referred to as a “poison pill,” has been amended to accelerate the expiration date to January 23, 2007, effectively terminating the plan as of today. As previously disclosed in Brocade’s Form 10-K for the fiscal year ended October 27, 2006, and as part of the Company’s regular review of its stockholder protection measures, the Company’s Board of Directors determined to terminate the stockholder rights plan.
About Brocade
Brocade is the leading provider of networked storage solutions that help organizations connect, share, and manage their information. Organizations that use Brocade products and services are better able to optimize their IT infrastructures and ensure compliant data management. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.
###
Brocade, the Brocade B-weave logo, Fabric OS, File Lifecycle Manager, MyView, Secure Fabric OS, SilkWorm, and StorageX are registered trademarks and the Brocade B-wing symbol and Tapestry are trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries. FICON is a registered trademark of IBM Corporation in the U.S. and other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners .
Brocade
1745 Technology Dr., San Jose, CA 95110
T. 408.333.8000 F. 408.333.8101
www.brocade.com